================================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement               RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              JUST FOR FEET, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                  [LOGO OF JUST FOR FEET, INC. APPEARS HERE]


                                April 29, 1999



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of your Company, which will be held on Tuesday, June 1, 1999 at 10:00 a.m. Central Time, at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama.

     The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed notice of the meeting and proxy statement, please complete, sign, date and return the enclosed proxy card at your earliest convenience. Returning the signed and dated proxy card will not prevent you from voting in person at the meeting should you later decide to do so.

                                    Sincerely,

                                    /s/ Harold Ruttenberg

                                    Harold Ruttenberg
                                    Chairman of the Board
                                    and Chief Executive Officer

                              JUST FOR FEET, INC.
                            7400 Cahaba Valley Road
                           Birmingham, Alabama  35242

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held June 1, 1999

             To the Holders of Common Stock of JUST FOR FEET, INC.:

    Notice is hereby given that the Annual Meeting of Stockholders of Just For Feet, Inc., a Delaware corporation (the "Company"), will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama, on Tuesday, June 1, 1999 at 10:00 a.m. Central Time for the following purposes:

(1) To elect nine directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;

(2) To approve an amendment to the Company's 1997 Employee Incentive Plan to increase the number of shares available for issuance pursuant to such plan from 2,900,000 shares to 4,000,000 shares;

(3) To approve an amendment to the Company's Non-Employee Director Stock Option Plan to increase the number of shares available for issuance pursuant to such plan from 281,250 shares to 400,000 shares; and

(4) To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only stockholders of record as of the close of business on April 12, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

                               By Order of the Board of Directors

                               /s/ Scott C. Wynne

                               Scott C. Wynne
                               Secretary

Birmingham, Alabama
April 29, 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                              JUST FOR FEET, INC.

                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 1, 1999

                 ----------------------------------------------
                                PROXY STATEMENT
                 ----------------------------------------------


    This proxy statement and form of proxy, which are first being mailed to stockholders on or about April 29, 1999, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Just For Feet, Inc. (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama, on Tuesday, June 1, 1999, at 10:00 a.m. Central Time and at any or all adjournments or postponements thereof. The address of the principal executive offices of the Company is 7400 Cahaba Valley Road, Birmingham, Alabama 35242 and the Company's telephone number is (205) 408-3000.

    The cost of this solicitation will be borne by the Company. In addition to the mails, proxies may be solicited by officers and regular employees of the Company, without remuneration, by personal interviews, telephone and facsimile. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this connection.

    Any proxy given pursuant to this solicitation may be revoked by any stockholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the stockholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of the nominees for director named in this Proxy Statement, FOR the amendment to the 1997 Employee Incentive Plan, FOR the amendment to the Non-Employee Director Stock Option Plan, and, on other matters properly presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. For the purpose of determining the number of shares voting on a particular proposal, abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting.

    Only stockholders of record at the close of business on April 12, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. As of April 12, 1999, the Company had outstanding 31,205,430 shares of Common Stock. Each share of Common Stock issued and outstanding on such record date is entitled to one vote.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Based solely on information made available to the Company, the following table sets forth certain information as of April 12, 1999 with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) each of the executive officers of the Company whose cash compensation exceeded $100,000 for fiscal 1998 (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                            Shares of
                                                          Common Stock           Percent of
Beneficial Owner                                    Beneficially Owned/(1)/  Outstanding Shares
----------------                                    -----------------------  ------------------
Harold Ruttenberg/(2)/                                       5,439,730                17.4%
Pamela B. Ruttenberg/(3)/                                    1,841,002                 5.9
The TCW Group, Inc./(4)/                                     2,789,586                 8.9
Sneaker Guarantee LLC/(5)(20)/                               1,849,946                 5.9
Banc One Corporation/(6)/                                    1,685,944                 5.4
Karl B. Friedman, as Trustee for the
   Pamela B. Ruttenberg Irrevocable
   Children's Trust/(7)/                                       521,910                 1.7
Harold and Pamela Ruttenberg Foundation                        375,845                 1.2
Adam J. Gilburne/(8)/                                          255,576                   *
Ruttenberg Family Foundation/(9)/                              137,686                   *
Eric L. Tyra/(10)/                                              92,000                   *
Alex M. Bond /(11)/                                             20,000                   *
Don-Allen Ruttenberg/(12)/                                     129,818                   *
Scott C. Wynne/(13)/                                           128,604                   *
Warren Ruttenberg/(14)/                                         14,375                   *
Randall L. Haines/(15)/                                         65,337                   *
Michael P. Lazarus/(16)/                                       658,549                 2.1
Edward S. Croft, III /(17)/                                     56,171                   *
Bart Starr, Sr./(18)/                                           58,310                   *
David F. Bellet/(19)/                                           53,100                   *
Warren C. Smith, Jr./(20)/                                   1,849,946                 5.9
John A. Berg/(21)/                                                  --                  --
Helen Rockey/(22)/                                                  --                  --
All executive officers and
    directors as a group (14 persons)/(23)/                  8,801,516                27.6%

------------
 * Less than 1%.

/(1)/ Unless otherwise indicated, each person has sole voting and investment power as to all such shares. Shares of Common Stock underlying options to purchase Common Stock which are exercisable within 60 days of April 12, 1999 are deemed to be outstanding for the purpose of computing the outstanding Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.
/(2)/ Harold Ruttenberg and Pamela B. Ruttenberg are husband and wife. Includes 3,085,197 shares owned directly by Harold Ruttenberg, 1,841,002 shares held by him as Trustee under a Voting Trust Agreement for the benefit of Pamela B. Ruttenberg which terminates in 2003, 375,845 shares held by the Harold and Pamela Ruttenberg Foundation and 137,686 shares held by the Ruttenberg Family Foundation. Mr. Ruttenberg serves on the Board of Directors of each of such foundations and in such capacity shares voting and investment power with respect to shares owned by such foundations. Mr. Ruttenberg's address is 7400 Cahaba Valley Road, Birmingham, Alabama 35242.
/(3)/  Represents shares held by Harold Ruttenberg as Voting Trustee for Pamela
       B. Ruttenberg, with respect to which Mr. Ruttenberg has voting power. Mrs. Ruttenberg retains the power to dispose of such shares. Mrs. Ruttenberg's address is 7400 Cahaba Valley Road, Birmingham, Alabama 35242.
/(4)/ Based on a Schedule 13G dated February 12, 1999 filed by the TCW Group, Inc. ("TCW"). The Schedule 13G reports that Robert Day may be deemed to control TCW and, as a result, may be deemed to beneficially own the shares of common stock owned by TCW. The Schedule 13G also reports that the shares are held by subsidiaries or other affiliates of TCW or Robert Day. The Company makes no representation as to the accuracy or completeness of the information reported. The business address of TCW is 865 South Figueroa Street, Los Angeles, California 90017 and the business address of Robert Day is 200 Park Avenue, Suite 2000, New York, New York 10166.
/(5)/ Includes presently exercisable warrants to purchase 923,591 shares of Common Stock.
/(6)/ Based on a Schedule 13G/A dated February 1, 1999 filed by Banc One Corporation ("Banc One") as a parent bank holding company for several subsidiary commercial banks. The Schedule 13G/A states that of the 1,685,944 shares beneficially owned, Banc One has sole voting power with respect to 1,675,604 shares, sole dispositive power with respect to 1,660,292 shares and shared dispositive power with respect to 18,002 shares. The Company makes no representation as to the accuracy or completeness of the information reported. Banc One's business address is One First National Plaza, Chicago, Illinois 60670.
/(7)/ Trust is for the benefit of the three adult children of Harold and Pamela Ruttenberg, two of whom, Warren Ruttenberg and Don-Allen Ruttenberg, are executive officers of the Company. The shares held in the trust are allocated pro rata among the three children. Mr. Friedman disclaims beneficial ownership of the shares in the trust.
/(8)/ Includes 128,385 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 236,250 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future. On April 27, 1999, Mr. Gilburne submitted his resignation from all positions with the Company, effective May 31, 1999.
/(9)/ Shares held by the Ruttenberg Family Foundation for the benefit of the Birmingham Jewish Federation. The Ruttenbergs disclaim beneficial ownership of the shares held by such Foundation.
/(10)/ Represents shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Excludes 158,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
/(11)/ Represents shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Mr. Bond resigned from the Company on February 28, 1999.
/(12)/ Includes 40,479 shares subject to outstanding options to purchase Common
       Stock which are exercisable within 60 days. Excludes 115,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
/(13)/ Includes 80,958 shares subject to outstanding options to purchase Common
       Stock which are exercisable within 60 days. Excludes 115,000 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
/(14)/ Represents shares subject to outstanding options to purchase common stock which are exercisable within 60 days. Excludes 24,375 shares subject to outstanding options to purchase common stock which will become exercisable at various dates in the future.
/(15)/ Includes 65,000 shares subject to outstanding options to purchase Common
       Stock which are exercisable within 60 days. Excludes 2,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
/(16)/ Includes 65,000 shares subject to outstanding options to purchase Common
       Stock which are exercisable within 60 days. Excludes 2,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future. Also includes 593,549 shares held by Weston Presidio Capital II, L.P. Mr. Lazarus is a general partner of a limited partner of the partnership that owns the shares and may be deemed to share beneficial ownership of such shares.
/(17)/ Includes 55,000 shares subject to outstanding options to purchase Common
       Stock which are exercisable within 60 days. Excludes 27,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
/(18)/ Includes 44,750 shares subject to outstanding options to purchase Common
       Stock which are exercisable within 60 days. Excludes 66,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
/(19)/ Includes 42,500 shares subject to outstanding options to purchase Common
       Stock which are exercisable within 60 days and an aggregate of 600 shares owned by Mr. Bellet's two daughters, with respect to which shares Mr. Bellet disclaims beneficial ownership. Excludes 2,500 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.
/(20)/ Mr. Smith was appointed to the Board of Directors upon the acquisition on July 2, 1998 by Sneaker Guarantee LLC of the securities referred to in this note. The number of shares shown as beneficially owned by Mr. Smith includes 926,355 shares of Common Stock and 923,591 shares underlying warrants to purchase Common Stock owned by Sneaker

       Guarantee LLC. Mr. Smith serves as a vice president of the general partner of a limited partnership which is the manager of Sneaker Guarantee LLC and as such may be deemed to beneficially own such securities.
/(21)/ Mr. Berg is a nominee for election as a director at the 1999 Annual
       Meeting.
/(22)/ Excludes 600,000 shares subject to outstanding options to purchase common stock which will become exercisable at various dates in the future. Ms. Rockey is a nominee for election as a director at the 1999 Annual Meeting.
/(23)/ Includes outstanding options to purchase an aggregate of 628,447 shares of Common Stock held by executive officers and directors which are exercisable within 60 days. Excludes 1,650,125 shares subject to outstanding options to purchase Common Stock which will become exercisable at various dates in the future.

    There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company, pursuant to the Company's Bylaws, has set the number of directors to serve for the next year at nine, all of whom are to be elected at the Annual Meeting. Proxies received will be voted for all the nominees named below, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances which would render any nominee named herein unable to accept nomination or to serve if elected.

    Members of the Board of Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors will be elected by a plurality of the votes of shares present in person or by proxy entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

    The following persons have been nominated by management for election to the Board of Directors:

    Harold Ruttenberg, age 56, is the founder of the Company and has served as its Chairman and Chief Executive Officer since its inception in 1977. Mr. Ruttenberg also served as President from the Company's inception to March 1999.

    Bart Starr Sr., age 65, has served as a director of the Company since August 1993. He has served as the Chairman of the Board of Healthcare Realty Management, a real estate development company, since 1990 and from 1984 to 1990 was a partner in RAL Management Group, also a real estate development company. From 1956 to 1972, Mr. Starr was a professional football player for the Green Bay Packers of the National Football League. He presently serves as a spokesperson for the Company.

    Michael P. Lazarus, age 43, has served as a director of the Company since August 1993. Mr. Lazarus has served as a Managing Partner of Weston Presidio Capital Management, L.P., a venture capital firm, since 1991. From 1986 to 1991, he served as Managing Director and Director of the Private Placement Department
of Montgomery Securities.   Mr. Lazarus also serves as a director of Guitar
Center, Inc. and Restoration Hardware, Inc.

    Randall L. Haines, age 56, has served as a director of the Company since May 1994. Mr. Haines has served as President of Compass Bank - Birmingham since February 1996. From January 1993 to January 1996, Mr. Haines served as President of Compass Bank of Huntsville, Alabama. From 1986 to January 1993, Mr. Haines served as Commercial Banking Manager of Compass Bank of Birmingham, Alabama.

    David F. Bellet, age 52, has served as a director of the Company since May 1996. Mr. Bellet has been Chairman of Crown Advisors Ltd., a private investment counseling firm, since founding the firm in 1981. He is also a general partner in the limited partnerships managed by Crown in the venture capital industry. From 1969 to 1981, Mr. Bellet was a Vice President of Citibank in the Investment Management Group.

    Edward S. Croft, III, age 56, has served as a director of the Company since July 1996. Mr. Croft has been a principal in the Atlanta, Georgia investment banking firm of Croft & Bender LLC since August 1996. From April 1996 to August 1996, Mr. Croft was President of Croft & Co., a financial advisory firm. From May 1971 through April 1996, Mr. Croft was an investment banker with The Robinson-Humphrey Company, Inc. Mr. Croft also serves on the Board of Directors of Artesyn Technologies, Inc.

    Warren C. Smith, Jr., age 42, has served as a director of the Company since July 1998. Mr. Smith is a Managing Director of Thomas H. Lee Company ("THL") and has been employed by THL since 1990. Mr. Smith also serves as a director of Eye Care Centers of America, Inc., Finlay Enterprises, Inc. and Rayovac Corporation. In addition, Mr. Smith serves as a Vice President of Thomas H. Lee Advisors I and T. H. Lee Mezzanine II, affiliates of M.L.-Lee Acquisition Fund, L.P. and M.L.-Lee Acquisition Fund II (Retirement Account), L.P., respectively, which are THL affiliates. Mr. Smith was appointed to the Board of Directors in July 1998 pursuant to an agreement with a THL affiliate in connection with its investment in the Company.

    Helen Rockey, age 43, was appointed President and Chief Operating Officer of the Company in March 1999. Prior to joining the Company, Ms. Rockey served as President and Chief Executive Officer of Brooks Sports, Inc., a worldwide athletic footwear, apparel and accessories company, since 1994. For 11 years prior to joining Brooks, Ms. Rockey worked in a variety of positions with Nike, Inc.

    John A. Berg, age 37, has been managing partner at Dorset Capital Management since December 1998. From 1988 to 1998, Mr. Berg was an investment banker with NationsBank Montgomery Securities, most recently holding the title of Senior Managing Director.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

Committees of the Board and Meetings

    The Company's Board of Directors presently has the following standing committees:

    (A) The Audit Committee, which is comprised of Messrs. Lazarus and Haines. The Audit Committee, which met one time in fiscal 1998, is responsible for recommending the Company's independent auditors, reviewing with the independent auditors the scope and results of audits, monitoring the Company's financial and control procedures, monitoring the non-audit services provided by the Company's auditors and reviewing all potential conflict of interest situations.

    (B) The Compensation Committee, which is comprised of Messrs. Starr, Bellet and Croft. The Compensation Committee is responsible for establishing the salaries, bonuses and other compensation of the executive officers of the Company. The Compensation Committee did not meet in person during fiscal 1998.

    (C) The Stock Option Committee which is comprised of Messrs. Lazarus and Bellet. The Stock Option Committee is authorized to administer the Company's stock option plans along with the full Board of Directors. The Stock Option Committee did not meet during fiscal 1998, all stock option decisions being made by the full Board of Directors.

    The Company does not have a Directors Nominating Committee, that function being reserved to the entire Board of Directors.

    During fiscal 1998, the Board of Directors held a total of four meetings and acted 29 times by unanimous written consent (mostly with respect to grants of stock options). Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by the Committees of the Board on which he served during the term of his service.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

                            EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company for fiscal 1998, 1997 and 1996 to or on behalf of the Company's Chief Executive Officer and the Named Executive Officers.

                           Summary Compensation Table

                                                                                        Long-Term
                                                                                       Compensation
                                                   Annual Compensation                    Awards
                                              ------------------------------------     ------------
                                                                                        Securities
                                    Fiscal                            Other Annual      Underlying            All Other
Name and Principal Position          Year      Salary       Bonus     Compensation        Options            Compensation
---------------------------         ------    --------    --------    ------------     ------------          ------------
Harold Ruttenberg                     1998    $402,544          --          --              --                   --
  Chairman, President and             1997     400,000          --          --              --
     Chief Executive Officer          1996     382,052          --     $17,650/(1)/         --

Adam J. Gilburne/(2)/                 1998    $300,000          --          --              --               $  923/(3)/
  Executive Vice President;           1997     271,153          --          --         200,000 shares/(4)/
     President-Superstore             1996     198,077    $ 50,000          --         100,000 shares
     Division

Don-Allen Ruttenberg                  1998    $163,007          --          --              --               $1,196/(3)/
  Executive Vice President -          1997     123,692          --          --         100,000 shares/(4)/
     New Store Development            1996     100,000          --          --         100,000 shares

Scott C. Wynne                        1998    $163,007    $100,000          --              --               $1,196/(3)/
  Executive Vice President -          1997     123,692          --          --         100,000 shares/(4)/
     Operations and Secretary         1996     100,000          --          --         100,000 shares

Alex M. Bond/(5)/                     1998    $223,077          --          --          50,000 shares            --
  Executive Vice President-           1997     210,232          --     $20,574/(6)/    200,000 shares
     Strategic Development

Eric L. Tyra/(7)/                     1998    $294,297          --     $65,000/(8)/         --               $2,531/(3)/
  Executive Vice President            1997     177,075          --      25,043/(6)/    250,000 shares
     and Chief Financial Officer

------------
/(1)/ Represents premiums paid by the Company for term life insurance on behalf of the Named Executive Officer.
/(2)/ On April 27, 1999, Mr. Gilburne submitted his resignation from all positions with the Company, effective May 31, 1999.
/(3)/ Represents matching contributions paid by the Company under the Company's
      401(k) plan.
/(4)/ Includes options to purchase 100,000 shares that were repriced (by cancellation and regrant) in fiscal 1997 from options originally granted in fiscal 1996.
/(5)/ Mr. Bond joined the Company in February 1997 and resigned on February 28,
      1999.
/(6)/ Represents amounts paid for moving and temporary living expenses associated with the officer's relocation to Birmingham, Alabama upon joining the Company.
/(7)/ Mr. Tyra joined the Company in May 1997.
/(8)/ Represents amounts paid for relocation costs and expenses relating to the sale of Mr. Tyra's former residence.

Employment and Noncompetition Agreements

    On January 8, 1998, the Company entered into an employment agreement with Adam J. Gilburne. The agreement, which expires on January 7, 2003, provides that Mr. Gilburne will serve as President, Superstore Division of the Company and receive an annual base salary of $300,000. The agreement provides that Mr. Gilburne is eligible to receive a performance-based bonus of up to 50% of his annual salary. He also received an incentive stock option to purchase 100,000 shares of Common Stock at $12.94 per share. In the event of the termination of his employment following a Change in Control of the Company (as defined in the agreement), Mr. Gilburne is entitled, subject to certain conditions, to receive a lump sum cash payment equal to two times the base salary then in effect under the agreement plus any awarded but unpaid bonus. Mr. Gilburne's employment agreement contains covenants of non-disclosure and non-competition. On April 27, 1999, Mr. Gilburne submitted his resignation from all positions with the Company, effective May 31, 1999.

    On November 6, 1996, the Company entered into an employment agreement with Alex M. Bond. The agreement, which expired January 31, 1999, provided that Mr. Bond would serve as Executive Vice President - Strategic Development of the Company at an annual salary of $150,000, plus a $50,000 per year living allowance. The agreement provided that Mr. Bond was eligible to receive a performance-based bonus of up to $200,000 per year. Pursuant to the agreement, Mr. Bond was granted an incentive stock option to purchase 200,000 shares of the Company's Common Stock at $14.50 per share. Mr. Bond's employment agreement contained covenants of non-disclosure and non-competition. Mr. Bond resigned from the Company on February 28, 1999 and, as a result, has forfeited unvested options to purchase 180,000 shares of Common Stock.

    On May 1, 1997, the Company entered into an employment agreement with Eric
L. Tyra. The agreement, which expires May 18, 2002, provides that Mr. Tyra will serve as Executive Vice President and Chief Financial Officer of the Company at an annual salary of $250,000, plus a $35,000 per year living allowance. The agreement provides that Mr. Tyra is eligible to receive a performance-based bonus of up to $125,000 per year. In addition, the agreement provides that Mr. Tyra shall receive a bonus of $500,000 in the event he is employed by the Company on May 18, 2002 or if he has been terminated prior to such date otherwise than "for cause" (as defined in the agreement). Pursuant to the agreement, Mr. Tyra was granted an incentive stock option to purchase 200,000 shares of the Company's Common Stock at $17.00 per share. In the event of the termination of his employment following a Change in Control of the Company (as defined in the agreement), Mr. Tyra is entitled, subject to certain conditions, to receive a lump sum cash payment equal to two times the base salary then in effect under the agreement plus any awarded but unpaid bonus. Mr. Tyra's employment agreement contains covenants of non-disclosure and non-competition.

Options

    The following table provides information regarding option grants in fiscal 1998 to the Named Executive Officers:

                                                   Option Grants in Fiscal 1998

                                                 Individual Grants
                             -------------------------------------------------------
                                             % of Total                                    Potential Realizable Value
                             Number of        Options                                       At Assumed Annual Rates
                             Securities      Granted to                                          of Stock Price
                             Underlying     Employees in     Exercise                       Appreciation for Option
                              Options          Fiscal       Price/(2)/     Expiration              Term /(3)/
Name                         Granted (#)     Year/(1)/       ($/Share)        Date               5%           10%
----                         -----------    ------------    ----------     ----------      ------------  ------------
Harold Ruttenberg..........        --            --                --          --                   --            --
Adam J. Gilburne...........        --            --                --          --                   --            --
Don-Allen Ruttenberg.......        --            --                --          --                   --            --
Scott C. Wynne.............        --            --                --          --                   --            --
Eric L. Tyra...............        --            --                --          --                   --            --
Alex M. Bond/(4)/..........    50,000           4.9%           $12.72        9/30/08          $399,977    $1,013,620

------------
/(1)/ The Company granted options to purchase an aggregate of 1,015,000 shares to employees in the year ended January 30, 1999.
/(2)/ Stock options were granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.
/(3)/ The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.
/(4)/ Upon his resignation from the Company on February 28, 1999, Mr. Bond forfeited all rights to the options shown in the table.

    The following table provides information regarding the value of options outstanding at January 30, 1999. No options were exercised by the Named Executive Officers during fiscal 1998

                               Fiscal Year-End Option Values

                           Number of Securities Underlying         Value of Unexercised
                                 Unexercised Options               In-the-Money Options
                                 at Fiscal Year End                 at Fiscal Year End
Name                          Exercisable/Unexercisable          Exercisable/Unexercisable
----                       -------------------------------       -------------------------
Harold Ruttenberg..........              --                                  --
Adam J. Gilburne/(1)/......         108,385/256,250                  $1,175,977/$580,875
Don-Allen Ruttenberg.......          40,479/115,000                  $  438,037/$118,300
Scott C. Wynne.............          80,958/115,000                  $  876,082/$118,300
Eric L. Tyra...............          56,000/194,000                  $        0/$103,000
Alex M. Bond /(2)/.........          20,000/0                        $   10,000/$0

------------
(1) On April 27, 1999, Mr. Gilburne submitted his resignation from all positions with the Company, effective May 31, 1999.
(2) Mr. Bond resigned from the Company on February 28, 1999.

Compensation of Directors

    Non-employee directors of the Company receive directors fees of $1,000 for each meeting of the Board or a committee thereof attended. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an officer or employee of the Company receives compensation for services rendered as a director. The Company maintains a stock option plan for the benefit of its non-employee directors.
The Just For Feet, Inc. Non-Employee Director Stock Option Plan (the "Directors Plan") currently reserves 281,250 shares of Common Stock for issuance pursuant to the exercise of options granted under such plan. The Company is proposing to amend the Directors Plan at the 1999 Annual Meeting to increase the number of shares reserved for issuance under such plan to 400,000 shares. See "Proposal
Three: Amendment to Directors Plan." The Directors Plan provides for an initial one-time grant of options to purchase 25,000 shares to all non-employee directors upon becoming a director (with the exception of Messrs. Bart Starr and Warren C. Smith, Jr.). In addition, the Directors Plan provides that each year on the first day of the Company's fiscal year, each then non-employee director automatically will be granted options to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date.

Compensation Committee Interlocks and Insider Participation

    Mr. Bart Starr served as a member of the Compensation Committee in fiscal 1998. On August 22, 1997, the Company and Bart Starr entered into a Personal Services Agreement providing for certain public relations and advertising efforts to be performed by Mr. Starr on behalf of the Company. Pursuant to the agreement, Mr. Starr agreed to make personal appearances on behalf of the Company and to provide "spokesman" services for the Company in certain advertisements. In consideration of such services, the Company granted Mr. Starr an option to purchase 100,000 shares of Common Stock at an exercise price of $12.78 (fair market value of the Common Stock on the date of the grant). The Personal Services Agreement had an initial term of one year but renews automatically for successive one-year periods unless either the Company or Mr. Starr gives at least 30 days notice of an intention to terminate the agreement.

    Management believes that the above transaction was entered into on terms no less favorable to the Company than could have been obtained from unaffiliated third parties at the time such transaction was negotiated.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For information regarding transactions between the Company and Bart Starr, see "Compensation Committee Interlocks and Insider Participation."

    During the period from February 1, 1994 through January 1, 1997, the Company made advances totaling $183,000 to Mr. Harold Ruttenberg, Chairman and Chief Executive Officer of the Company, for certain personal expenses. Mr. Ruttenberg has agreed to repay such amount to the Company without interest.

    Mr. Randall L. Haines, a director of the Company, is president of Compass Bank - Birmingham. During fiscal 1998, the Company had a revolving line of credit of Compass Bank, pursuant to which the Company could borrow up to $40.0 million for general corporate purposes. During the year, this line of credit was increased to $133.0 million, with NationsBank, N.A. extending the additional $93.0 million of credit. Amounts outstanding under the line of credit bore interest at a floating rate above LIBOR and were unsecured. The largest amount outstanding under the line of credit during fiscal 1998 was $133.0 million. On December 10, 1998, the Company repaid all amounts under the line of credit, which was then terminated. The line of credit was replaced by the Company's current $200.0 million revolving credit facility led by NationsBank, N.A. and in which several banks, including Compass Bank, participate (the "Revolving Credit Facility"). The maximum amount of Compass Bank's participation in the Revolving Credit Facility is $25 million.

    On November 19, 1997, the Company loaned $165,000 to Eric L. Tyra, Executive Vice President and Chief Financial Officer of the Company, to help defray the cost of purchasing a home related to his relocation to Birmingham, Alabama upon joining the Company. The largest amount outstanding on such loan during fiscal 1998 was $176,167. The loan bore interest at 5.79% per annum and was due and payable immediately upon the sale of Mr. Tyra's former home. Mr. Tyra repaid the loan in full on April 22, 1999.

    In connection with the Company's July 2, 1998 acquisition of Sneaker Stadium, Inc., the Company paid aggregate fees of $750,000 to two companies affiliated with Thomas H. Lee Company ("THL"), the former majority shareholder of Sneaker Stadium. Warren C. Smith, Jr., who became a director of the Company upon the closing of such acquisition, is a Managing Director of THL. The fees were paid for financial advisory services rendered in connection with the transaction.

    During fiscal 1998, the Company engaged in several transactions involving NationsBank, N.A. and its affiliate NationsBanc Montgomery Securities LLC. John
A. Berg, a nominee for election as a director of the Company, was a Senior Managing Director of NationsBanc Montgomery Securities until December 1998. In connection with the Company's acquisition of Sneaker Stadium, the Company incurred financial advisory fees of $375,000 to NationsBanc Montgomery Securities. In addition, NationsBank, N.A. participated in the $133.0 million line of credit and is the lead bank in the Revolving Credit Facility, each of which is discussed above with respect to Mr. Haines.

    It is the policy of the Company not to enter into any transaction with a related party, without the approval of a majority of disinterested directors.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee of the Board of Directors on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                       REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    In accordance with the proxy statement rules of the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company offers the following report regarding compensation policies for executive officers and the Chief Executive Officer of the Company and information with respect to compensation paid to such persons during the last fiscal year.

    The Compensation Committee of the Board of Directors is comprised of three non-employee directors of the Company. It is the Committee's responsibility to establish the salaries, bonuses and other compensation of the chief executive and other executive officers of the Company.

    The Compensation Committee utilizes the following guidelines for compensation decisions:

    . Provide a competitive compensation package that enables the Company to attract and retain key executives.

    . Integrate compensation programs with the Company's annual and long-term business strategies and objectives and focus executive actions on the fulfillment of those objectives.

    The Company's executive compensation program generally consists of base salary, annual incentive compensation and long-term equity incentives in the form of stock options. Base salaries for executive officers are reviewed and adjusted annually following a review of the Company's performance during the previous fiscal year, the individual's contribution to that performance and the individual's level of responsibility. To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards, if any, is determined one or more times each year by the Board of Directors. The Board may take into account various factors in determining the size of stock option grants, including the need to attract and retain individuals who will provide valuable service to the Company.

    The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

    At least annually, the Compensation Committee reviews salary recommendations for the Company's executives (other than the Chief Executive Officer) and then approves such recommendations, with any modifications it has deemed appropriate. The annual salary recommendations are based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading the Company. The Compensation Committee believes that, generally, such salaries have been commensurate with those paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies.

    The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as improvements in operating efficiencies. The assessment of performance achievement is considered in relation to the maximum normal bonus opportunity, which is paid for achieving outstanding levels of performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer. Despite such authority, the Compensation Committee historically has not awarded bonuses, and, if awarded, such bonuses have been below levels paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies.

    Stock options represent a substantial portion of compensation for the Company's executive officers, other than the Chief Executive Officer. Stock options generally are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain grants may vest either immediately or over a shorter period) and executives generally must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is linked directly to stock price.

    The fiscal 1998 compensation of Harold Ruttenberg, who served as President and Chief Executive Officer, was set by the Compensation Committee at $400,000 (reflecting no increase from fiscal 1997), plus a bonus to be determined in the discretion of the Board of Directors. The Board of Directors elected not to grant a bonus to Mr. Ruttenberg in fiscal 1998.

    In approving the compensation paid to Mr. Ruttenberg in fiscal 1998, the Compensation Committee considered the following factors:

    (i) the reasonableness of Mr. Ruttenberg's salary in amount relative to the chief executive officers of similarly placed public companies; and

    (ii) the fact that Mr. Ruttenberg was already amply incentivised to have the Company perform well by virtue of his ownership of a substantial percentage of the Common Stock of the Company.

    With respect to the other executive officers of the Company, the Compensation Committee considered the compensation levels to be commensurate with those of similarly positioned executives in similar companies.

    The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.


                                            Bart Starr
                                            Edward S. Croft, III
                                            David F. Bellet

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total returns of the Nasdaq Market Index and the Nasdaq Retail Index during the five-year period commencing March 9, 1994 (the date the Company's Common Stock commenced trading on the Nasdaq National Market) and ending January 30, 1999. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on March 9, 1994.

                             [GRAPH APPEARS HERE]


                            March 9,  January 31,  January 31,  January 31,  January 31,  January 30,
                              1994       1995         1996         1997         1998         1999
                            --------  -----------  -----------  -----------  -----------  -----------
Just For Feet, Inc. .......  $100.00    $192.93      $458.83      $651.99      $314.95      $331.52
Nasdaq Market Index........  $100.00    $ 93.66      $131.13      $172.57      $203.27      $317.24
Nasdaq Retail Index........  $100.00    $ 95.66      $108.11      $132.96      $155.59      $189.49

                                 PROPOSAL TWO:
                                 AMENDMENT TO
                         1997 EMPLOYEE INCENTIVE PLAN

    On May 14, 1997, the Board of Directors of the Company adopted, subject to the approval of the Company's stockholders, the Just For Feet, Inc. 1997 Employee Incentive Plan for eligible directors, officers, employees, consultants and advisors of the Company and its subsidiaries. The Company's stockholders approved the plan on June 24, 1997 and the Board of Directors subsequently amended and restated the plan to effect certain technical amendments (the plan, as amended and restated, is referred to as the "Plan"). On August 17, 1998, the stockholders of the Company approved an amendment to the Plan to increase the number of shares reserved for issuance under the plan from 1,400,000 shares to 2,900,000 shares. The purpose of the Plan is to enable the Company to attract and retain quality employees and to allow such employees to participate in the long-term growth of the Company. There are currently six directors, 13 officers and approximately 1,500 employees, consultants and advisors eligible for participation, in the Plan. The Plan provides for incentive awards in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights ("SARs"), (iv) restricted stock, or (v) performance awards of stock, cash or a combination of stock and cash. The Plan currently authorizes a maximum of 2,900,000 shares for issuance pursuant to awards made under the Plan.

The Proposed Amendment

    The Board of Directors believes it to be in the best interest of the Company and its stockholders to increase the number of shares available for issuance pursuant to awards made under the Plan. On March 18, 1999, the Board of Directors approved, subject to stockholder approval at the 1999 Annual Meeting, an amendment to the Plan to increase the number of shares available for issuance under the Plan by 1,100,000 shares, from 2,900,000 shares to 4,000,000 shares. The Company's rapid growth since the adoption of the Plan has resulted in the grant of awards covering nearly all of the shares of Common Stock available under the Plan. As of April 12, 1999, there remained only 185,650 shares available for issuance under the Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the Plan as the Company continues its expansion.

    A copy of the proposed amendment to the Plan is attached to this Proxy Statement as Exhibit "A" and is incorporated herein by reference. The Board of Directors of the Company recommends that stockholders vote FOR the foregoing amendment. The amendment must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.

Description of the Plan

    Shares Reserved for the Plan.  The shares of the Company's Common Stock to
    ----------------------------
be awarded to eligible participants under the Plan may be made available either from authorized and unissued shares or treasury shares. The maximum number of shares currently reserved and made available for distribution under the Plan is
2,900,000.   If for any reason shares of stock awarded or subject to purchase by exercising an option under the Plan are not delivered or are reacquired by the Company, such shares may again be available for award under the Plan.

    Incentive Awards.  All Awards. The Plan authorizes the Board of Directors
    ----------------
or Stock Option Committee to award eligible participants incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards or any combination thereof (collectively referred to as "Awards"). Each Award granted under the Plan will be represented by an Award Agreement in a form approved by the Board of Directors or Stock Option Committee. The Award Agreement shall be subject to and incorporate the terms and conditions required under the Plan or as required by the Board of Directors or Stock Option Committee for the form of the Award granted and such other terms and conditions as the Board of Directors or Stock Option Committee may specify.

    Stock Options. The Plan authorizes the Board of Directors or Stock Option Committee to grant eligible participants incentive and non-qualified options to purchase shares of Common Stock. In the case of incentive stock options, the exercise price must be at least 100 percent of the fair market value of the shares on the date the option is granted. Options granted under the Plan may be exercised according to a prescribed vesting schedule during the period of ten years after the date the options were granted. The option price may be paid in cash or such other consideration as the Board of Directors or Stock Option Committee deems appropriate, including stock already owned by the optionee, or, with respect to nonqualified options, restricted stock, or a combination of cash and such other consideration having a total fair market value equal to the purchase price. Options granted under the Plan may only be transferred by will or by the laws of descent and distribution. During the optionee's lifetime, options are exercisable only by the optionee.

    Stock Appreciation Rights. SARs may be granted under the Plan in conjunction with stock options or in tandem with stock options granted under the Plan, or may be granted alone. SARs granted in conjunction or in tandem with stock options generally are exercisable only at such time and to the extent that the stock options to which they relate are exercisable. Upon exercise of an SAR, a participant shall be entitled to receive an amount in cash or shares of Common Stock equal in value to the excess of the fair market value of one share of stock over the exercise price per share specified in the related option or SAR, multiplied by the number of shares in respect of which the SAR is exercised.

    Restricted Stock. Shares of restricted stock may be issued either alone or in addition to other awards granted under the Plan. The grant of restricted stock may be conditioned upon the attainment of specified performance goals. Recipients of restricted shares have the right to vote the shares and receive dividends on such shares, but are not permitted to transfer such shares until termination of all restrictions or six months after the date of the award.

    Administration of the Plan.  The Plan is administered by the Board of
    --------------------------
Directors or the Stock Option Committee, which committee must consist of two or more non-employee directors.

    Amendment and Termination of the Plan.  The Board of Directors may amend,
    -------------------------------------
alter or discontinue the Plan, but no amendment, alteration or discontinuation may be made which would impair the right of an optionee or participant under a stock option, SAR, restricted stock or performance award, without the optionee's or participant's consent, or which, without the approval of the stockholders of the Company would: (i) increase the total number of shares reserved under the Plan or (ii) change the category or class of employees eligible to receive Incentive Stock Options under the Plan. The Company's Board of Directors may also suspend the granting of options pursuant to the Plan at any time and may terminate the Plan at any time; provided, however, no such suspension or termination shall modify or amend any option granted before such suspension or termination unless the affected participant consents in writing to such modification or amendment or there is a dissolution or liquidation of the Company.

Outstanding Options Under the Plan

    As of April 12, 1999, the Company had outstanding options under the Plan, to purchase an aggregate of 2,714,350 shares of Common Stock. On April 12, 1999, the market value of the Company's Common Stock was $11.13 per share and the aggregate market value of the Common Stock underlying such options was $30,210,716. The following table indicates the amount of options held by the
(i) Named Executive Officers; (ii) all current executive officers as a group;
(iii) all current directors who are not executive officers as a group; (iv) each nominee for election as director; and (v) all employees, including all current officers who are not executive officers, as a group:

                                                                                        Number of Shares
      Name                                            Position                          Underlying Option
      ----                                            --------                          -----------------
Harold Ruttenberg              Chairman, President and Chief Executive Officer                          0

Eric L. Tyra                   Executive Vice President and Chief Financial Officer                50,000

Adam J. Gilburne               Executive Vice President; President Superstore Division            100,000

Alex M. Bond                   Former Executive Vice President - Strategic                              0
                               Development

Don-Allen Ruttenberg           Executive Vice President                                                 0

Scott C. Wynne                 Executive Vice President - Operations and Secretary                      0

Bart Starr Sr.                 Director                                                           100,000

Michael P. Lazarus             Director                                                                 0

Randall L. Haines              Director                                                                 0

David F. Bellet                Director                                                                 0

Edward S. Croft, III           Director                                                                 0

Warren C. Smith, Jr.           Director                                                                 0

Helen Rockey                   Director Nominee                                                   600,000

John A. Berg                   Director Nominee                                                         0

All current directors who
 are not executive officers
 as a group..................................................................................     100,000

All executive officers as
 a group.....................................................................................   1,050,000

All employees,
 including all current
 officers who are not
 executive officers, as a
 group.......................................................................................   1,564,250

Federal Income Tax Consequences

    Incentive Stock Options.  All incentive stock options granted or to be
    -----------------------
granted under the Plan which are designated as incentive stock options are intended to be incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the Company will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the stock acquired upon exercise of his incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount equal to the lesser of:

    (a) gain on the sale or other disposition; or

    (b) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

    The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for the Company.

    The Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. Section 422 of the Code provides that an option will continue to be treated as an incentive stock option even if an optionee exercises such incentive stock option with previously acquired stock of the corporation granting the option. Accordingly, except as noted below with respect to certain "statutory option stock," an optionee who exercises an incentive stock option in whole or in part by transferring to the Company shares of the Company's Common Stock will recognize no gain or loss upon such exercise.

    Section 424(c)(3) of the Code provides that if "statutory option stock" is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under
Section 422 of the Code.

    Incentive stock options offer two principal tax benefits: (1) the possibility of converting ordinary income into capital gain to the extent of the excess of fair market value over option price at the time of exercise, and (2) the deferral of recognition of gain until disposition of the stock acquired upon the exercise of the option.

    At present, the maximum tax rate on long-term capital gains (i.e., for property held for more than 12 months) is 20%, while the maximum tax rate on ordinary income is 39.6%. Thus, the conversion of ordinary income into capital gain produces some tax benefit for certain taxpayers. However, the benefit of income deferral generally provided by incentive stock options is reduced for some taxpayers since the excess of the fair market value of shares acquired through the exercise of an incentive stock option over the exercise price is taken into account in computing an individual taxpayer's alternative minimum taxable income. Thus, the exercise of an incentive stock option could result in the imposition of an alternative minimum tax liability.

    In general, an option granted under the Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the "new option" is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option.

    Non-Qualified Stock Options.  All options granted or to be granted under
    ---------------------------
the Plan which do not qualify as incentive stock options are non-statutory options not entitled to special tax treatment under Section 422 of the Code.

    A participant in the Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. In such a case, the recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option as of such date over the price, if any, paid for such option. No income would then be recognized on the exercise of the option, and when the shares obtained through the exercise of the option are disposed of in a taxable transaction, the resulting gain or loss would be capital gain or loss (assuming the shares are a capital asset in the hands of the optionee).
However, under the applicable Treasury Regulations, the non-qualified stock options issued under the Plan will not have a readily ascertainable fair market value unless at the time such options are granted similar options of the Company are actively traded on an established market. The Company presently has no such actively traded options.

    Upon the exercise of a non-statutory option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. The Company is not entitled to an income tax deduction with respect to the grant of a non-statutory stock option or the sale of stock acquired pursuant thereto. The Company generally is permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-statutory stock option.

    The Plan permits the Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to the Company other shares of the Company's Common Stock owned by the optionee. If an optionee exchanges previously acquired Common Stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price.

    SARs and Performance Awards.  On the exercise of an SAR or the receipt by a
    ---------------------------
Plan participant of a payment with respect to a Performance Award, the participant generally will recognize taxable ordinary income in an amount equal to the sum of the cash and the fair market value of the stock (determined as of the date of exercise of the SAR, or the date of receipt of a payment with respect to the Performance Award, whichever is applicable), if any, received. However, the amount of ordinary income recognized and the timing of the recognition of that income may be different if the Plan participant receives stock with respect to which there is a substantial risk of forfeiture (such as Restricted Stock) in connection with the exercise of an SAR or a payment with respect to a Performance Award. The computation of the ordinary income to be recognized and the timing of the income recognition with respect to the receipt of stock with a substantial risk of forfeiture is discussed below in connection with Restricted Stock. A Plan participant will not recognize a loss on the termination of an unexercised SAR received under the Plan.

    Restricted Stock.  Generally, and except as noted below, the grant of
    ----------------
Restricted Stock is not taxable at the time of the grant. Instead, at the time Restricted Stock vests or becomes transferable, an employee will recognize ordinary income equal to (i) the excess of the fair market value of such Restricted Stock on the date the shares vest or become transferable over (ii) the price, if any, paid for such Restricted Stock. For this purpose, Restricted Stock will be deemed to be transferable only if the transferee's rights in the Restricted Stock are not subject to a substantial risk of forfeiture. An employee may, however, elect to recognize income as of the date of grant of the Restricted Stock, in an amount equal to (i) the excess of the fair market value of the Restricted Stock on the date of grant over (ii) the price, if any, paid for the Restricted Stock. If such an election is made, no additional income will be recognized at the time the stock vests or becomes transferable. In the event of a subsequent forfeiture of the shares, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for such Restricted Stock, but only to the extent such amount exceeds the amount realized by such employee on such forfeiture. The employee will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price which was previously included in income. The use of Restricted Stock as all or a portion of the exercise price of a non-qualified stock option will not result in gain or loss to the optionee to the extent that such optionee receives through the exercise of such option shares of stock having restrictions and conditions substantially similar to those applicable to such Restricted Stock. Dividends paid on the shares of Restricted Stock before they vest will be taxed to the employee either as additional compensation or, if the employee has made the election described above, as dividend income.

    Basis and Holding Period of Shares.  In most cases, the basis in shares
    ----------------------------------
acquired upon exercise of a non-qualified option or SAR, upon an award of Restricted Stock or upon payment with respect to a Performance Award, will be equal to the fair market value of the shares on the employee's income recognition date, and the holding period for determining gains and losses on a subsequent disposition of such shares will begin on such date. In the case of an incentive stock option, the basis of the shares acquired on exercise of the option will be equal to the option's exercise price, and the holding period of the shares will begin on the date the incentive stock option is exercised. However, if shares of previously acquired stock are surrendered to pay the exercise price of an incentive stock option or a non-qualified stock option, the basis and holding period of the shares received in exchange therefor are determined differently. The basis of the shares surrendered to pay the exercise price becomes the basis of an equal number of new shares received upon the exercise of the option, and the holding period of the new shares will include the holding period of the shares surrendered to pay the exercise price (except for the purpose of meeting the holding period required by Section 422 of the
Code). The remaining shares received upon the exercise of an incentive option will have a basis equal to any cash paid on the exercise and any gain recognized on the disposition of statutory option stock under Section 424(c)(3) of the Code. The remaining shares received upon the exercise of a non-qualified option will have a basis equal to the fair market value of such shares less any cash paid on the exercise (the amount included in the participant's taxable income). The holding period for such remaining shares will begin on the date such shares are received by the participant.

    As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from awards under the Plan (including the recognition of ordinary income as the result of a holder of stock obtained through exercise of an ISO disposing of such stock prior to the expiration of the required holding period), to the extent such income is considered reasonable compensation under the Code and generally provided that the Company complies with the applicable reporting requirements with respect to the ordinary income recognized by the employee. The Company will not, however, be entitled to a deduction with respect to payments to employees which are contingent upon a Change of Control if such payments are deemed to constitute "excess parachute payments" pursuant to Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section. In addition, such payment will subject the recipient to a 20% excise tax. The Company also may not be entitled to a deduction with respect to payments to certain employees of the Company to the extent that the total remuneration of such employees is found to be excessive under Section 162(m) of the Code.

    General.  The Plan is not qualified under Section 401(a) of the Code and is
    -------
not subject to the provisions of the Employee Retirement Income Security Act of 1974.

    The preceding discussion is based upon federal tax laws and regulations in effect on the date of this proxy statement, which are subject to change, and upon an interpretation of the statutory provisions of the Code, its legislative history and related income tax regulations. Furthermore, the foregoing is only a general discussion of the federal income tax consequences of the Plan and does not purport to be a complete description of all federal income tax aspects of the Plan. Plan participants may also be subject to state and local taxes in connection with the grant or exercise of options, SARs performance awards or Restricted Stock granted under the Plan and the sale or other disposition of shares acquired upon exercise of the options or otherwise received pursuant to the Plan. EACH EMPLOYEE RECEIVING A GRANT OF OPTIONS, SARS, PERFORMANCE AWARDS OR RESTRICTED STOCK SHOULD CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR REGARDING FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE PLAN.

                                PROPOSAL THREE:
                          AMENDMENT TO DIRECTORS PLAN

    On March 14, 1995, the Company's Board of Directors adopted, subject to the approval of the Company's stockholders, the Just For Feet, Inc. Non-Employee Director Stock Option Plan (the "Directors Plan"). The Company's stockholders approved the Directors Plan on June 26, 1995 and the Board of Directors subsequently amended the plan to effect certain technical amendments.

    The Directors Plan initially provided for the granting of options to non-employee directors of the Company to purchase up to an aggregate of 125,000 shares of the Company's common stock. As a result of stock splits effected in 1995 and 1996, the Directors Plan currently reserves an aggregate of 281,250 shares for issuance pursuant to the exercise of options granted to non-employee directors under the Directors Plan. There are presently six persons (seven persons if Mr. John Berg is elected as a director at the 1999 Annual Meeting) eligible to participate in the Directors Plan. The Board of Directors believes that directors who participate in stock option plans have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. The purpose of the Directors Plan is to promote the long-term success of the Company by providing financial incentives to non-employee directors who are in positions to make significant contributions toward such success. The Directors Plan is designed to attract and retain individuals of outstanding ability to serve as directors of the Company and to encourage such directors to acquire a proprietary interest in the Company, to continue service as directors of the Company and to render superior performance during such service.

The Proposed Amendment

    The Board of Directors believes it is in the best interest of the Company and its stockholders to increase the number of shares available for issuance pursuant to awards made under the Directors Plan. On March 18, 1999, the Board of Directors approved, subject to stockholder approval at the 1999 Annual Meeting, an amendment to the Directors Plan to increase the number of shares available for issuance thereunder by 118,750 shares, from 281,250 shares to 400,000 shares. The Company's rapid growth since the adoption of the Directors Plan has resulted in the addition of non-employee directors to the Company's Board of Directors, resulting in the grant of awards covering nearly all of the shares of common stock available under the Directors Plan. As of April 12, 1999, there remained only 7,500 shares available for issuance under the Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the Directors Plan as the Company continues its expansion.

    A copy of the proposed amendment to the Directors Plan is attached to this Proxy Statement as Exhibit "B" and is incorporated herein by reference. The Board of Directors of the Company recommends that stockholders vote FOR the foregoing amendment. The amendment must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.

Description of the Plan

    Administration and Option Grants.  The Directors Plan is administered by
    --------------------------------
the Stock Option Committee and the Board of Directors of the Company.

    Without the necessity of action by the Stock Option Committee or the Board of Directors, the plan provides for automatic stock option grants annually on the first day of the Company's fiscal year during the term of the plan to each non-employee director of the Company to purchase 2,500 shares of common stock at an exercise price equivalent to the fair market value of the shares on such date. In addition, the Directors Plan provides for a one-time grant of options to purchase 25,000 shares to all non-employee directors upon becoming a director (with the exception of Messrs. Bart Starr and Warren C. Smith, Jr.) and to any person who becomes a non-employee director in the future.

    Participants.  The persons eligible to receive options under the Directors
    ------------
Plan are persons who serve in the capacity of non-employee directors of the Company.

    Exercise Price.  The exercise price of options granted under the Directors
    --------------
Plan is the average between the closing "bid" and "ask" prices of the common stock as reported by Nasdaq on the date the option is granted. The exercise price may be paid in cash or shares of common stock of the Company, or a combination of cash and shares of Common Stock of the Company.

    Duration of Options.  The shares subject to the option may be purchased in
    -------------------
whole or in part by the optionee from time to time after stockholder approval of the Directors Plan, but in no event later than 10 years from the date the option is granted.

    Adjustment of Shares.  In the event that dividends are payable in common
    --------------------
stock of the Company or in the event there are splits, subdivisions or combinations of shares of common stock of the Company, the Directors Plan provides that a proportionate adjustment will be made in the number of shares available for option under the Directors Plan, and, as to options then outstanding, a proportionate adjustment will be made to the number of shares subject to the option and to the purchase price per share. In the event the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in the event the property or stock of the Company is acquired by another corporation, or in the event of a reorganization, recapitalization or liquidation of the Company, the Board of Directors of the Company, or the Board of Directors of any corporation assuming the obligations of the Company shall make appropriate provisions for the protection of any outstanding options by the substitution on an equitable basis of appropriate stock of the Company, or the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the shares of common stock of the Company, provided only that the excess of the aggregate fair market value of the shares subject to option immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to option immediately before such substitution over the purchase price thereof.

    Nontransferability.  Options granted under the Directors Plan may only be
    ------------------
transferred by will or by the laws of descent and distribution. During the optionee's lifetime, such options are exercisable only by the optionee.

    Term of the Directors Plan.  Options may be granted pursuant to the
    --------------------------
Directors Plan from time to time, but no later than 10 years from the date the plan was adopted by the Board of Directors.

    Amendment or Termination of the Directors Plan.  The Directors Plan may at
    ----------------------------------------------
any time be terminated, modified or amended by a majority vote of the stockholders of the Company. The Board of Directors of the Company may, from time to time, modify or amend the Directors Plan in such respects as it deems advisable, provided that, without approval of the stockholders, the Board of Directors may not increase the maximum number of shares for which options may be granted under the Directors Plan, either in the aggregate or to any eligible participant, change the class of persons eligible for options under the Directors Plan, or otherwise materially modify the requirements as to eligibility for participation in the Directors Plan, or otherwise materially increase the benefits accruing to participants under the Directors Plan.

Outstanding Options Under the Directors Plan

    As of April 12, 1999, the Company had outstanding options under the Plan, to purchase an aggregate of 273,750 shares of Common Stock. On April 12, 1999, the market value of the Company's Common Stock was $11.13 per share and the aggregate market value of the Common Stock underlying such options was $3,046,838. The following table indicates the amount of options held by the (i) Named Executive Officers; (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; (iv) each nominee for election as director; and (v) all employees, including all current officers who are not executive officers, as a group:

                                                                                        Number of Shares
       Name                                           Position                          Underlying Option
       ----                                           --------                          -----------------
Harold Ruttenberg              Chairman, President and Chief Executive Officer                          0

Eric L. Tyra                   Executive Vice President and Chief Financial Officer                     0

Adam J. Gilburne               Executive Vice President; President Superstore Division                  0

Alex M. Bond                   Former Executive Vice President - Strategic                              0
                               Development

Don-Allen Ruttenberg           Executive Vice President                                                 0

Scott C. Wynne                 Executive Vice President - Operations and Secretary                      0

Bart Starr Sr.                 Director                                                            11,250

Michael P. Lazarus             Director                                                            67,500

Randall L. Haines              Director                                                            67,500

David F. Bellet                Director                                                            45,000

Edward S. Croft, III           Director                                                            82,500

Warren C. Smith, Jr.           Director                                                                 0

Helen Rockey                   Director Nominee                                                         0

John A. Berg                   Director Nominee                                                         0/(1)/

All current directors who
 are not executive officers
 as a group....................................................................................   273,750

All executive officers as
 a group.......................................................................................         0

All employees,
 including all current
 officers who are not
 executive officers, as a
 group.........................................................................................         0

------------
(1) Will become entitled to an automatic grant of options to purchase 25,000 shares of Common Stock upon election to the Board of Directors at the 1999 Annual Meeting and stockholder approval of the amendment to the Directors' Plan.

Federal Income Tax Consequences

    All options to be granted under the Directors Plan are non-statutory options which are not entitled to special treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). For a discussion of the tax treatment of non-statutory stock options, see "Proposal Two: Amendment to 1997 Employee Incentive Plan -- Federal Income Tax Consequences -- Non-Qualified Stock Options," "-- Basis and Holding Period of Shares," and "-- General."


                         INDEPENDENT PUBLIC ACCOUNTANTS

    Deloitte & Touche LLP served as the independent auditors of the Company for the fiscal year ended January 30, 1999 and has been appointed by the Board of Directors to continue in that capacity in fiscal 1999. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.


             ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

    Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 1998 Annual Report to Stockholders that accompanies this proxy statement. The Company's Annual Report on Form 10-K for the year ended January 30, 1999, as filed with the Securities and Exchange Commission, is available to stockholders who make a written request therefor to Mr. Scott C. Wynne, at the offices of the Company, 4700 Cahaba Valley Road, Birmingham, Alabama 35242. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company's expenses in furnishing such documents.


                             STOCKHOLDER PROPOSALS

    Any proposal of stockholders intended to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than December 30, 1999 directed to the attention of the Corporate Secretary, in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Company's bylaws allow stockholders to bring business before the annual meeting if such stockholder has provided written notice to the Company of his intent to bring such business before the meeting not less than 60 days nor more than 90 days prior to the first anniversary of preceding year's annual meeting (subject to adjustment if the subsequent year's annual meeting is substantially moved). Proxies solicited by the Company for the 2000 Annual Meeting may confer discretionary authority to vote on any proposals received after March 15, 2000. Any stockholder proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Company's bylaws. A copy of the Company's bylaws may be obtained by writing to the Corporate Secretary.

                                 OTHER MATTERS

    Management does not know of any matters to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

                               By Order of the Board of Directors

                               /s/ Scott C. Wynne

                               Scott C. Wynne
                               Secretary

Birmingham, Alabama
April 29, 1999

                                   EXHIBIT A

                                AMENDMENT NO. 2
                                       TO
           AMENDED AND RESTATED EMPLOYEE INCENTIVE STOCK OPTION PLAN

                              JUST FOR FEET, INC.


    WHEREAS, the Board of Directors of Just For Feet, Inc. (the "Corporation") has previously adopted, and the stockholders of the Corporation have approved, the1997 Employee Incentive Plan, as amended (the "Plan") pursuant to which various types of incentive awards may be issued to eligible directors, officers, employees, consultants and advisors of the Corporation; and

    WHEREAS, the Board of Directors of the Corporation deems it desirable to amend the Plan so as to increase the number of shares available for issuance pursuant to awards granted under the Plan;

    NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                   ARTICLE I

                               AMENDMENT TO PLAN

    1.1 Section 3 of the Plan shall be amended by deleting the first sentence of such section in its entirety and substituting therefor the following:

        "The total number of shares of stock reserved and available for distribution under the Plan shall be 4,000,000."


                                   ARTICLE II

                          EFFECTIVE DATE OF AMENDMENT

    2.1 The amendment effected hereby shall be effective for awards granted under the Plan to eligible participants on or after the date this amendment is approved by the Board of Directors of the Corporation, but subject to approval of a majority of the shares of Common Stock of the Corporation entitled to vote thereon represented in person and by proxy at a meeting of stockholders. In the event stockholder approval of adoption of this amendment is not obtained within twelve months of the date this amendment is approved by the Board of Directors of the Corporation, then any option granted in the intervening period to eligible participants shall be void.

                                   EXHIBIT B

                                AMENDMENT NO. 2
                                       TO
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN



    WHEREAS, the Board of Directors of Just For Feet, Inc. (the "Corporation") has previously adopted, and the stockholders of the Corporation have approved, the Non-Employee Director Stock Option Plan (the "Plan") pursuant to which non-qualified stock options may be granted to non-employee directors of the Corporation; and

    WHEREAS, the Board of Directors of the Corporation deems it desirable to amend the Plan so as to increase the number of shares available for issuance pursuant to options granted under the Plan;

    NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                  ARTICLE III

                               AMENDMENT TO PLAN

    1.1 Section 1.3(a) of the Plan shall be amended by deleting such section in its entirety and substituting therefor the following:

        "(a). The aggregate number of shares of Common Stock with respect to which Options may be granted shall not exceed 400,000 shares of Common Stock, subject to possible adjustment in accordance with Section 3.1."


                                   ARTICLE IV

                          EFFECTIVE DATE OF AMENDMENT

    2.1 The amendment effected hereby shall be effective for options under the Plan to eligible directors on or after the date this amendment is approved by the Board of Directors of the Corporation, but subject to approval of a majority of the shares of Common Stock of the Corporation entitled to vote thereon represented in person and by proxy at a meeting of stockholders. In the event stockholder approval of adoption of this amendment is not obtained within twelve months of the date this amendment is approved by the Board of Directors of the Corporation, then any option granted in the intervening period shall be void.

                              JUST FOR FEET, INC.
                            7400 Cahaba Valley Road
                          Birmingham, Alabama  35242

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS.

  The undersigned hereby appoints Harold Ruttenberg and Scott C. Wynne, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of JUST FOR FEET, INC. to be held on Tuesday, June 1, 1999 at 10:00 a.m. at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama, and any postponement, rescheduling or adjournment thereof:

  1. To elect nine (9) directors to serve until the next annual meeting of stockholders and until their successors are elected and have qualified.

     [ ]  FOR all nominees listed below (except     [ ] WITHHOLD AUTHORITY to vote for all
          as marked to the contrary below)              nominees listed below.

     HAROLD RUTTENBERG, BART STARR, SR., MICHAEL P. LAZARUS, RANDALL L. HAINES, DAVID F. BELLET, EDWARD S. CROFT, III, WARREN C. SMITH, JR., HELEN ROCKEY, JOHN A. BERG

     INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.
     ___________________________________________________________________________

  2. To approve an amendment to the Company's 1997 Employee Incentive Plan to increase the number of shares available for issuance pursuant to such plan from 2,900,000 shares to 4,000,000 shares.

     [ ] FOR     [ ] AGAINST    [ ] ABSTAIN

  3. To approve an amendment to the Company's Non-Employee Director Stock Option Plan to increase the number of shares available for issuance pursuant to such plan from 281,250 shares to 400,000 shares.

     [ ] FOR     [ ] AGAINST    [ ] ABSTAIN

  4. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.

                    (continued and to be signed on reverse)

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                 Please date and sign this Proxy exactly as name(s) appears on the mailing label.

                                 --------------------------------------------

                                 --------------------------------------------

                                 Print Name(s):______________________________

                                 NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                                 Dated:______________________________________